                                                                    Exhibit 10.8

                              ASSIGNMENT AGREEMENT

                                 BY AND BETWEEN

                             EL SITIO COLOMBIA S.A.

                                       AND

                                   IMPSAT S.A.


                         ------------------------------

                                  April 1, 2000

                         ------------------------------

                                TABLE OF CONTENTS

                                                                                                           Page
                                                                                                           ----
1.       ASSIGNMENT; PAYMENT DATES........................................................................   2

         1.1      Assignment and Payment of the Purchase Price............................................   2

         1.2      Price of the Assignment. Payment Dates..................................................   3

         1.3      Stamp Tax...............................................................................   3

         1.4      Deliveries..............................................................................   3

         1.5      Adjustment to Purchase Price............................................................   3

         1.6      Additional Clients......................................................................   4

2.       REPRESENTATIONS AND WARRANTIES...................................................................   4

         2.1      Creation................................................................................   4

         2.2      Power...................................................................................   4

         2.3      Non-Breach..............................................................................   4

         2.4      Binding Obligation......................................................................   4

         2.5      Title...................................................................................   4

         2.6      Contracts...............................................................................   5

         2.7      No Other Purchasers.....................................................................   5

         2.8      Compliance..............................................................................   5

         2.9      Clients.................................................................................   5

         2.10     No Consents.............................................................................   5

         2.11     No Pending Actions, Proceedings or Investigations.......................................   6

         2.12     No Brokers..............................................................................   6

         2.13     No Material Adverse Change..............................................................   6

         2.14     No Change In Any Law....................................................................   6

         2.15     No Misleading Statements................................................................   6

         2.16     Marks...................................................................................   6

3.       REPRESENTATIONS AND WARRANTIES OF THE ASSIGNEE ..................................................   6

         3.1      Creation................................................................................   6

         3.2      Power...................................................................................   6

         3.3      Non-Breach..............................................................................   7

         3.4      Binding Obligation......................................................................   7

         3.5      No Misleading Statements................................................................   7

4.       INVOICING, ASSIGNMENT OF RIGHTS, DISTRIBUTION OF SUBSCRIPTIONS...................................   7

         4.1      Invoicing...............................................................................   7

         4.2      Assignment of Automatic Debits..........................................................   7

         4.3      Liability of the Assignor...............................................................   7

         4.4      Outstanding Accounts Receivable.........................................................   8


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
5.       CONDITIONS TO CLOSING............................................................................   8

         5.1.     CONDITIONS OF OBLIGATIONS OF THE ASSIGNEE...............................................   8

         5.2.     CONDITIONS OF OBLIGATIONS OF THE ASSIGNOR...............................................   9

6.       SURVIVAL OF REPRESENTATIONS AND WARRANTIES.......................................................   9

7.       INDEMNIFICATION..................................................................................   9

         7.1.     INDEMNIFICATION BY ASSIGNOR.............................................................   9

         7.2.     INDEMNIFICATION BY ASSIGNEE.............................................................  10

         7.3.     INDEMNIFICATION PROCEDURE...............................................................  11

8.       EXPENSES.........................................................................................  12

         8.1.     ASSIGNOR'S EXPENSES.....................................................................  12

         8.2.     ASSIGNEE'S EXPENSES.....................................................................  12

9.       MISCELLANEOUS....................................................................................  12

         9.1.     COMPLETE AGREEMENT......................................................................  12

         9.2.     SPECIFIC PERFORMANCE....................................................................  12

         9.3      APPLICABLE LAW AND JURISDICTION.........................................................  12

         9.4.     NOTICES.................................................................................  13

         9.5.     ADDRESSES...............................................................................  14

         9.6.     FURTHER ASSURANCES......................................................................  14

         9.7.     SEVERABILITY............................................................................  14

         9.8.     COUNTERPARTS............................................................................  14

         9.9.     CONFIDENTIALITY.........................................................................  14

         9.10.    SUCCESSORS AND ASSIGNS..................................................................  15

         9.11.    HEADINGS................................................................................  15

         9.12.    TRANSLATION.............................................................................  15

         9.13.    NO CONTACT..............................................................................  15


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
                              ASSIGNMENT AGREEMENT


THIS ASSIGNMENT AGREEMENT (this "Agreement") is made as of April 1, 2000, by and between IMPSAT S.A., a company duly created under the laws of the Republic of Colombia (the "Assignor"), and EL SITIO COLOMBIA S.A., a company duly created under the laws of the Republic of Colombia (hereinafter called the "Assignee"; collectively, the "Parties").


                               W I T N E S S E T H

WHEREAS, the Assignor is controlled by IMPSAT Fiber Networks, Inc., a corporation duly organized and existing under the laws of the State of Delaware, United States of America ("IMPSAT");

WHEREAS, the Assignee is controlled by El Sitio, Inc., a company duly organized and existing under the laws of the British Virgin Islands ("El Sitio");

WHEREAS, IMPSAT and El Sitio have entered into a Framework Agreement dated on August 4, 1999 (the "Framework Agreement") in which the parties agreed on the basic terms and conditions of a series of related agreements to be entered into in connection with the sale of IMPSAT's retail Internet access businesses in Argentina, Brazil and Colombia to El Sitio;

WHEREAS, the Assignee has informed the Assignor that it has not yet obtained certain consents (the "Consents") required to obtain the license (the "Value Added Services License") required to provide ISP services and other value added services in Colombia;

WHEREAS, the Assignor renders telematic and value added services, and has agreed to assign to the Assignee its Internet dial-up services contracts (written and oral) (the "Assigned Contracts" or "Acquired Business") relating to the clients (the "Clients") listed on Annex C (of which Annex shall designate the clients subject to contracts that are oral contracts) who receive Internet access service from the Assignor (the "Service") on the date that Assignee receives its Value Added Services License (the "Assignment Date"), and the Assignee has agreed to pay to the Assignor the Purchase Price for the Acquired Business, pursuant to the terms and conditions detailed herein;

WHEREAS, simultaneously with the execution of this Agreement, the Assignor and the Assignee are entering into a Joint Venture Agreement in the form attached hereto as Annex E (as herein defined); and

WHEREAS, the Assignee will not assume any liabilities or obligations of any nature whatsoever of the Assignor of the Acquired Business arising prior to the Closing Date (as defined herein) other than those specified on Annex F (each an "Assumed Liability").

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements hereinafter contained, the receipt and sufficiency of which is hereby mutually acknowledged, the Parties hereto agree as follows:

1.       ASSIGNMENT; PAYMENT DATES

         1.1      Assignment and Payment of the Purchase Price.

                  (a) Pursuant to this Agreement, and according to the other terms and conditions established herein, (i) on the Assignment Date the Assignor shall assign to the Assignee the Assigned Contracts, and the Assignee shall acquire from the Assignor the Assigned Contracts and (ii) on a date that the parties shall mutually agree, but in no event later than fourteen (14) days from the date of this Agreement (the "Closing Date"), the Assignee will pay the Assignor the Purchase Price (as defined below) in accordance with the terms and conditions set forth in Section 1.2 below.

                  (b) The Parties shall jointly inform the Assigned Clients, before the Assignment Date and in conformity with Colombian law, that their contracts have been assigned to Assignee.

                  (c) The Assignor hereby grants to the Assignee, at no cost, the non-exclusive right, to use the domain name "impsat.net.co" (the "Dominion") in order to allow the Assignee to continue rendering ISP services exclusively to the Assigned Contracts and to any other clients that the Assignee may incorporate in the future, for a nine month period from the Assignment Date. Before the expiration of said term, the Assignee shall cease to use and cause the Assigned Clients to cease in the use of the Dominion. Notwithstanding the aforesaid, the Assignor shall be solely responsible for the lawful administration of the Dominion during the nine month period referred above.

                  (d) The Assignor hereby grants to the Assignee, at no cost, certain non-exclusive rights, to use the Assignor's logo, trademarks and servicemarks set forth on Annex N (collectively the "Marks") for marketing purposes, from the Closing Date until three months after the Assignment Date, subject to the following limitations:

                           (i) At any time, the Assignor may request information
from the Assignee in order to verify the proper use of the Marks. The parties hereby state, in compliance with their contractual liabilities, that they will have access to confidential information from the other party, such as, but not limiting to working methods, marketing


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plans, prices, list of customers, costs, etc. However, the Assignor shall not have the right to examine equipment, methods and working place of the Assignee which hold confidential information, nor shall it have access to the list of clients and suppliers, internal accounting and other information which is considered Assignee's trade secret under Colombian law; and

                           (ii) The Assignee shall use all reasonable skill and
care in the provision of any services pursuant to its use of the Marks; shall comply with applicable laws and regulations; and shall provide such services at the standard of quality commensurate with those provided by the Assignor.

         1.2 Price of the Assignment. Payment Dates. In consideration for the assignment of the Assigned Contracts, the Assignee shall pay the Assignor Two Million Three Hundred Thousand U.S. Dollars (US$2,300,000) (the "Purchase Price"), which shall be paid in an equivalent amount of Colombian Pesos calculated at the market exchange rate offered on the Closing Date by BanColombia S.A. to the Assignee for U.S. Dollars in an amount equal to the Purchase Price, free of discounts due to transfer costs or any other banking expense. Rights set forth under Sections 1.1 (c) and 1.1 (d) above, shall be assigned to the Assignee by the Assignor at no cost. The Purchase Price shall be paid on the Closing Date by the Assignee to the Assignor through a wire transfer to account number designated by Assignor.

         1.3 Stamp Tax. Any stamp taxes resulting from this Agreement shall be borne by both parties in equal halves.

         1.4 Deliveries. At or before the Closing Date, the Parties shall have delivered all documents required to be delivered by them pursuant to this Agreement or any other document signed in connection with this Agreement.

         1.5 Adjustment to Purchase Price. Within 90 days from the Closing Date (the "Audit Period"), the Assignee shall perform a good faith audit of the number of the Assigned Contracts to determine whether or not an adjustment to the Purchase Price is required. For purposes of this audit, Assignor agrees to provide Assignee complete access to any records, data, reports and information with respect to the Assigned Contracts.

         The Purchase Price will be adjusted by an amount equal to US$425.77 multiplied by the number of Good Contracts greater or less than 5,402. This adjustment shall be paid by either the Assignor or Assignee, as the case may be, within 10 days of the Assignee's notification to the Assignor of the results of its good faith audit.

         For purposes of this Agreement, "Good Contracts" will include those contracts included in the Assigned Contract that are entered into with customers that:

         (a) (i) are not in default of any payment obligation as of the Closing Date and (ii) have information (valid credit card, phone number, billing address and status as active users of the Service (i.e. have utilized the Service at least once within the 30 day period prior to the Closing Date)) that is verified by Assignee ("Verifiable Information"); or


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         (b) (i) are not in default of any payment that has been due for more than 120 days as of the Closing Date; (ii) have Verifiable Information;
(iii) are not in default at the end of the Audit Period of an amount that is greater than the amount in default at the beginning of the Audit Period; and
(iv) are not in default of an amount greater than ninety (90) days of Service fees as of the end of the Audit Period.

         1.6 Additional Clients Those contracts that are not Assigned Contracts (the "Bad Contracts") may be evaluated after the Closing Date by the Assignee pursuant to the terms set forth in this Section 1.6. The Assignor shall have 60 days from the Closing Date to present to the Assignee any Bad Contracts that have (i) a valid credit card, phone number and billing address and (ii) entered into new contracts for the Service with IMPSAT (the "Rehabilitated Contracts"). The Assignee shall have 30 days from the date of receipt of the list of the Rehabilitated Contracts to verify the status of the Rehabilitated Contracts. After the Assignee has agreed on the list of Rehabilitated Contracts, the Assignee agrees to purchase such Rehabilitated Contracts at a price of U.S.$425.77 per Rehabilitated Contract within 10 days of the end of the Audit Period.

2. REPRESENTATIONS AND WARRANTIES OF THE ASSIGNOR

The Assignor represents and warranties to the Assignee the following:

         2.1 Creation. The Assignor is a duly created company, validly existing, duly registered and in full compliance with all applicable laws pursuant to the laws of the Republic of Colombia.

         2.2 Power. The Assignor has full corporate authority and capacity to grant and enter into this Agreement and the Joint Venture Agreement and perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby pursuant to the terms and conditions established herein and therein. The Board of Directors of the Assignor approved this Agreement, pursuant to the terms and conditions hereof, as established in the copies certified of the pertinent board minutes attached hereto as Annex G.

         2.3 Non-Breach.The execution of this Agreement and the Joint Venture Agreement, the performance of the operations stipulated herein, or the fulfillment by the Assignor of any of the provisions hereof and thereof do not or shall not conflict with, or result in the breach of, any organizational document of the Assignor including its Bylaws.

         2.4 Binding Obligation. This Agreement and the Joint Venture Agreement, constitutes binding, valid and legal obligations of the Assignor and is enforceable against it pursuant to their terms except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium and other laws relating to or affecting creditor's rights generally or by equitable principles.

         2.5 Title. Except as set forth in the Assigned Contracts, the Assigned Contracts are free and clear of all pledges, security interests, liens, encumbrances and claims of any


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
kind, and the Assignee will acquire the Assigned Contracts free and clear of all pledges, security interests, liens, encumbrances, or claims, except as created by Assignee.

         2.6 Contracts. Annex H contains the material terms of the form of written contract used by the Assignor with the Assigned Clients; provided, however, that some Assigned Clients have oral contracts and some written contracts have been orally amended. None of the oral contracts are on terms that are materially different than those found in the written contracts, and none of the oral amendments materially change the economic terms of any of the written contracts except as set forth on Annex C. Except in such cases as would not in the aggregate have a material adverse effect on the Acquired Business (a) the Assigned Contracts are valid, binding and enforceable in accordance with their terms, (b) the Assignor has performed, and is now performing, the obligations of, and are not in default (and would not by the lapse of time or the giving of notice be in default) under any of the Assigned Contracts, (c) no parties have notified the Assignor in writing of any claim, dispute or controversy or withheld payments from the Assignor with respect to any of the Assigned Contracts, (d) no other party to an Assigned Contract is in default or has breached any term or provision of such Assigned Contract that has not previously been cured, (e) the Assignor has not received notice or warning of alleged nonperformance, delay in delivery or other noncompliance with respect to any of the Assigned Contracts, and (f) the Assignor has not received any notice that any Assigned Client intends to totally or partially terminate any of the Assigned Contracts. For purposes of this Section 2.6, a "material adverse effect on the Acquired Business" means an effect which would result in a diminution in the revenues of the Acquired Business of more than five percent (5%), as compared to the revenues as of Closing Date.

         2.7 No Other Purchasers. There is no agreement, option or other right or privilege outstanding in favor of any person for the purchase from Assignor of the Acquired Business or any aspect of the Acquired Business.

         2.8 Compliance. With respect to the Acquired Business, the Assignor has complied in all material respects with all statutes, ordinances, codes, laws, rules, regulations or orders during all times prior to the date hereof.

         2.9 Clients. As of July 31, 1999, the Assignor had agreements with the number of paying clients for receipt of dial-up access services identified in the Deloitte & Touche report attached hereto as Annex I.

         2.10 No Consents. Except to the extent that licenses and any other permits required for the Assignee to provide the telecommunications value added services, commonly called Internet or on-line dial-up access, have not been received from the Ministry of Communications of the Republic of Colombia, there are no governmental filings, registrations, consents, approvals, authorizations or orders necessary for the execution, delivery and performance of this Agreement and the Joint Venture Agreement by the Assignor and the transactions contemplated hereby or to ensure the legality, validity, enforceability or admissibility in the Republic of Colombia of this Agreement and the Joint Venture Agreement.


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
         2.11 No Pending Actions, Proceedings or Investigations. There are no pending, or to the best of Assignor's knowledge, threatened, judicial or administrative actions, proceedings or investigations which question the validity of this Agreement or question the action to be taken by Assignor in connection with this Agreement. There is no material legal action pending or threatened with respect to any of the Assigned Contracts.

         2.12 No Brokers. The Assignor has not retained any broker, finder or agent or agreed to pay any brokerage or similar fee with respect to the transactions contemplated hereby.

         2.13 No Material Adverse Change. To assignor's knowledge there has been no material adverse change to the Acquired Business, results of operations, financial conditions or prospects of the Acquired Business as a whole since July 31, 1999. As used in this Agreement, the phrase "material adverse change to the Acquired Business", excludes any change or event which generally affects the Internet industry.

         2.14 No Change In Any Law. There is no pending or threatened change in any law which materially affects or could materially affect the Acquired Business.

         2.15 No Misleading Statements. The annexes and the representations and warranties of this Agreement and the Joint Venture Agreement are and shall at the Closing Date be true, correct and complete in all material aspects, and this Agreement, its annexes and representations and warranties of this Agreement, do not contain and shall not contain any statement whatsoever that may be incorrect, incomplete, false or misleading as regards the facts or acts established in said representations and warranties.

         2.16 Marks. The Assignor is the sole and exclusive owner of the Marks, has the authority to grant the right to use the Marks, and the appropriate use of the Marks by the Assignee will not infringe the rights of any third parties.

3.       REPRESENTATIONS AND WARRANTIES OF THE ASSIGNEE

The Assignee hereby represents and warranties to the Assignor the following:

         3.1 Creation. The Assignee is a duly created company, validly existing and duly registered pursuant to the laws of the Republic of Colombia.

         3.2 Power. The Assignee has full corporate authority and capacity to enter into this Agreement and the Joint Venture Agreement and perform its obligations hereunder and thereunder, consummate the transactions contemplated hereby and thereby, pursuant to the terms and conditions established herein and therein and has taken all the corporate measures required to authorize the execution, delivery and performance of this Agreement and the Joint Venture Agreement and the fulfillment of the operations stipulated herein and therein; and this Agreement and the Joint Venture Agreement constitutes legal, valid and binding obligations of the Assignee, enforceable against it pursuant to their terms except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium and other laws relating to or affecting creditor's rights generally or by


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
equitable principles. The Board of Directors of the Assignee has approved the acquisition of the Acquired Business, pursuant to the terms and conditions hereof, according to the certified copies of the pertinent Board minutes attached hereto as Annex K.

         3.3 Non-Breach. Except to the extent that licenses and any other permits required for the Assignee to provide the telecommunications value added services, commonly called Internet or on-line dial-up access services, have not been received from the Ministerio de Comunicaciones of the Republic of Colombia, the execution of this Agreement and the Joint Venture Agreement the performance of the operations stipulated herein and therein, or the fulfillment by the Assignee of any of the provisions hereof and thereof: (i) do not breach or shall not breach, or shall not be in conflict with or result in the breach of any law, executive order, regulation, ordinance or any other provision or shall constitute a breach (or a fact that, through notice or the lapse of time, or both, may constitute a breach) of any term or provision of, or shall become a breach under, any agreement of which the Assignee may be a party or to which its business, property or assets may be subject; (ii) are not or shall not be in conflict with, or shall result in the breach of the Bylaws of the Assignee, copies of which are included as Annex B.

         3.4 Binding Obligation. This Agreement and the Joint Venture Agreement, constitutes binding, valid and legal obligations of the Assignee and is enforceable against it pursuant to their terms except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium and other laws relating to or affecting creditor's rights generally or by equitable principles.

         3.5 No Misleading Statements. The representations and warranties of this Agreement and the Joint Venture Agreement made pursuant to this Section 3 are and shall at the Closing Date be true, correct and complete in all their aspects, and do not contain and shall not contain any statement whatsoever that may be incorrect, incomplete, false or misleading as regards the facts or acts established in said representations and warranties.

4.       INVOICING, ASSIGNMENT OF RIGHTS, DISTRIBUTION OF
         SUBSCRIPTIONS

         4.1 Invoicing. Subject to the terms and conditions of the Joint Venture Agreement, the invoicing with respect to the Acquired Business and the collection of any and all fees shall be made by the Assignee as of the Closing Date.

         4.2 Assignment of Automatic Debits. Within thirty (30) days after the Closing Date, the Assignor shall deliver to the Assignee a notice addressed to the Banks and/or credit card companies included in Annex L, requesting that the automatic debits with respect to the Acquired Business corresponding to the rendering of the Service be done immediately in favor of the Assignee instead of the Assignor, and will take such further actions as Assignee may reasonably request in respect of the foregoing. The parties shall also inform the clients the situation referred above.



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
4.3      Liability of the Assignor.

                  (a) Notwithstanding the previsions under Section 1.5 (Adjustment to Purchase Price) the Assignor shall have no responsibility in the event that any Assigned Client at any time on or after the Closing Date terminates its Assigned Contract or its commercial relationship with the Assignee for any reason whatsoever, and the Assignee shall have no claims against the Assignor in respect to any such termination.

                  (b) The Assignor makes no warranty or guarantee nor does the Assignor assume any liability whatsoever for the financial or economic condition of any Assigned Client or for the payment of any amounts owing in respect of any of the Assigned Contracts from and after the Closing Date, notwithstanding the provisions under Section 1.5.

         4.4 Outstanding Accounts Receivable. Neither Party shall have any right or claim to any outstanding accounts receivable with respect to the Assigned Contracts that are due and outstanding as of the Closing Date, except as set forth herein.


5.       CONDITIONS TO CLOSING

         5.1. Conditions of Obligations of the Assignee. The obligations of the Assignee to purchase and pay for the Assigned Contracts is subject to the fulfillment in all material respects prior to the Closing Date hereof of the following conditions, any of which may be waived in whole or in part by the
Assignee:

                  (a) The representations and warranties of the Assignor under this Agreement shall be true and correct in all material respects on the Closing Date without regard to any materiality qualifier set forth in any representation and warranty contained herein.

                  (b) The Assignor shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by the Assignor on or before the Closing Date.

                  (c) No governmental body or any other person shall have issued an order which shall then be in effect restraining or prohibiting the completion of the transactions contemplated hereby, nor shall any such order be threatened or pending.

                  (d) Since April 1, 2000 until the Closing Date, there shall not have been a material adverse change to the Acquired Business. "Material adverse change to the Acquired Business" means any event, circumstance, condition, fact, effect or other matter which has had or could reasonably be expected to have a material adverse effect (i) on the assets, liabilities, prospects, results of operations or condition (financial or otherwise) of the Acquired Business or (ii) on the ability of the Assignor to perform on a timely basis any material obligation under this Agreement or to consummate the transactions contemplated hereby.

                  (e) The Assignee shall have received from SE Consultores Asociados Limitada, counsel for the Assignor, an opinion dated the Closing Date, in the form attached as Annex J.


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
                  (f) The Parties shall have entered into a Joint Venture Agreement in the form attached hereto as Annex E.

                  (g) The parent of Assignor shall have entered into the Guaranty in the form attached hereto as Annex M.

                  (h) The Assignor shall deliver to the Assignee on the Closing Date a certificate executed by an officer of the Assignor, certifying the satisfaction of the conditions specified in paragraphs (a), (b), (c) and (d) of this Section 5.1.

         5.2. Conditions of Obligations of the Assignor. The obligations of the Assignor herein subject to the fulfillment in all material respects prior to the Closing Date of the following conditions, any of which may be waived in whole or in part by the Assignor:

                  (a) The representations and warranties of the Assignee under this Agreement shall be true and correct in all material respects on the Closing Date.

                  (b) The Assignee shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by the Assignee on or before the Closing Date.

                  (c) The Assignee shall have obtained any and all consents, waivers, approvals or authorizations, with or by any governmental body or any other person required for the valid execution of this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, the Assignor expressly acknowledges that the Assignee has not yet obtained the Value Added License and/or other consents required to provide telecommunications value added services in Colombia, and the fact that such licenses or consents have not yet been obtained shall not be deemed as a failure of any condition contained herein.

(d) No governmental body or any other person shall have issued an order which shall then be in effect restraining or prohibiting the completion of the transactions contemplated hereby, nor shall any such order be threatened or pending.

                  (e) The parties shall have entered into a Joint Venture Agreement in the form attached hereto as Annex E.

                  (f) The Assignor shall have received from Brigard y Urrutia, counsel for the Assignee, an opinion dated the Closing Date, in the form attached hereto as Annex O.


6.       SURVIVAL OF REPRESENTATIONS AND WARRANTIES

The representations and warranties made by the Assignor shall survive the execution and delivery of this Agreement and the completion of the transactions contemplated herein for a period of five (5) years.


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
7.       INDEMNIFICATION

         7.1. Indemnification by Assignor. The Assignor shall indemnify and hold harmless the Assignee and/or each of its directors, officers, employees, and representatives from and against any losses, expenses, claims, damages or liabilities of whatever nature, joint or several, including without limitation reasonable costs of investigation and reasonable legal fees and expenses of legal counsel to which the Assignee and/or each of its directors, officers, agents, employees, advisers and representatives may become subject, which arise out of or are based upon:

                  (a) any representation or warranty of the Assignor made herein not having been materially true, complete and accurate when made;

                  (b) any covenant made herein by the Assignor not having been complied with;

                  (c) any liability with respect to the Acquired Business for taxes including related liabilities, penalties, fines, additions and interest in respect of any taxable period ending on or prior to the Closing Date; or

                  (d) any liability or obligation that is not an Assumed Liability or that is attributed to the Acquired Business related to the period prior to the Closing Date.

The Assignor's obligations to indemnify for the Assignee's losses under this Agreement shall accrue only if the aggregate amount of such losses exceeds one percent of the Purchase Price and the Assignor shall be liable for all such losses, including such initial one percent amount; provided, however, that the maximum liability of the Assignor under this Section 7.1 shall not exceed the Purchase Price.

         7.2. Indemnification by Assignee. The Assignee shall indemnify and hold harmless the Assignor and each of its directors, officers, employees, and representatives from and against any losses, expenses, claims, damages or liabilities, joint or several, including without limitation reasonable costs of investigation and reasonable legal fees and expenses of legal counsel to which the Assignor and/or each of its directors, officers, employees, advisers and representatives may become subject, which arise out of, or are based upon:

                  (a) any representation or warranty of the Assignee made herein not having been materially true, complete and accurate when made;

                  (b) any covenant made herein by the Assignee not having been complied with;

                  (c) any liability with respect to the Acquired Business for taxes including related liabilities, penalties, fines, additions and interest in respect of any taxable period ending after the Closing Date; or


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                  (d) any Assumed Liability and any liability or obligation
attributed to the Acquired Business related to the period after the Closing
Date.

The Assignee's obligations to indemnify the Assignor for losses under this Agreement shall accrue only if the aggregate amount of such losses exceeds one percent of the Purchase Price and in such event Assignee shall be liable for all such losses, including such initial one percent amount; provided, however, that the maximum liability of the Assignee under this Section 7.2 shall not exceed the Purchase Price.


         7.3. Indemnification Procedure

                  (a) In the case of any claim asserted by a third party against a party entitled to indemnification under this Agreement (the "Indemnified Party"), notice shall be given by the Indemnified Party to the indemnifying party (the "Indemnitor") three calendar days after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnitor (at Indemnitor's expense) to assume the defense of any claim or any litigation resulting therefrom, provided that (i) the counsel for the Indemnitor who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party,
(ii) the Indemnified Party may participate in such defense at such Indemnified Party's expense, and (iii) the omission by any Indemnified Party to give notice as provided herein shall not relieve the Indemnitor of its indemnification obligation under this Agreement except to the extent that such omission results in a failure of actual notice to the Indemnitor and the Indemnitor is materially damaged as a result of such failure to give notice. Except with the prior written consent of the Indemnified Party, the Indemnitor, in the defense of any such claim or litigation, shall not consent to entry of any judgment or order, interim or otherwise, or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. In the event that the Indemnified Party shall in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnitor might be expected to affect adversely the Indemnified Party's tax liability or the ability of the Indemnified Party or any of its subsidiaries to conduct its business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnitor in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnitor, provided that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the written consent of the Indemnitor, such consent not to be unreasonably withheld. In the event that the Indemnitor does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or demand and shall be entitled to settle or agree to pay in full such claim or demand. Notwithstanding the foregoing, the Indemnitor shall still provide indemnification to the Indemnified Party. In any event, the Indemnitor and the Indemnified Party shall


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
cooperate in the defense of any claim or litigation subject to this Section and the records of each shall be available to the other with respect to such defense.

                  (b) The obligations of the parties under this Section shall survive the execution and delivery of this Agreement for a period of three (3) years from the Closing Date.


8.       EXPENSES

         8.1. Assignor's Expenses. The Assignor shall pay all the costs and expenses including, but not limited to, the fees and expenses of lawyers, accountants and any other advisor hired by it and any other expenses incurred by the Assignor related to this Agreement.

         8.2. Assignee's Expenses. The Assignee shall pay all the costs and expenses including, but not limited to, the fees and expenses of lawyers, accountants and any other advisor hired by it and any other expenses incurred by the Assignee related to this Agreement.


9.       MISCELLANEOUS

         9.1. Complete Agreement. This Agreement and its annexes contains the complete agreement between the Parties as regards the operations stipulated therein and replaces all the negotiations, depositions, statements, commitments, offers and agreements, written or oral, entered into between the Parties before the date hereof. No waiver or modification or amendment of any provision of this Agreement shall be in force, unless it is made in writing and is duly signed by the Parties.

         9.2. Specific Performance.

                  (a) In the event either party fails to close the transactions contemplated by this Agreement for any reason other than a material breach of this Agreement by the other party, each party shall have the right, among other remedies, to specifically enforce this Agreement. Such remedy, however, shall not be exclusive and shall be in addition to any other remedies which the other party may have under this Agreement or otherwise.

                  (b) The obligations of the parties under this Section shall survive the execution and delivery of this Agreement for a period of three (3) years from the Assignment Date.

       9.3.   Applicable Law and Jurisdiction

                  (a) The validity, duration and construction of this Agreement shall be exclusively ruled by the laws of the Republic of Colombia.


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
                  (b) The Parties agree to endeavor to resolve any dispute, controversy or difference arising from this Agreement in good faith within 30 days from the occurrence of the conflict.

                  (c) In the event that the Parties do not resolve such dispute within 30 days, the Parties agree to attempt to reach a settlement through a friendly mediator.

                  (d) If an acceptable resolution cannot be reached under
Section 14(b) and (c), the dispute will be submitted before one (1) or three (3) arbitration judges, and the number and identity of the arbitration judges will be chosen by the parties. In the event that the Parties fail to agree on the number and identity of the arbitration judges, they will be chosen by the Chamber of Commerce.

                  (e) The arbitration award will obey the Colombian regulation corresponding to this matters, especially Law 23, 1991 and Law 446, 1998. The arbitration award will be in law.

                  (f) If the conflict between the parties refers to technical matters, informatics, and/or telecoms, the Parties will submit their dispute before an expert in the area concerning the dispute, in accordance with the Colombian regulation for this matters. The Parties shall choose one (1) or three
(3) experts in the matters involved in the conflict. If there is no understanding between the parties in the election of the appraisers, the Colombian Chamber of Informatics and Telecommunications or the Central Auditor Board will be in charge of choosing them.

                  (g) The arbitration or expert proceedings will take place in Santa Fe de Bogota, in accordance with the proceedings established by the Chamber of Commerce or the Chamber of Informatics and Telecommunications, as the case may be.

                  (h) The arbitration awards or the expert opinions will be definite and non-appealable between the Parties.


         9.4. Notices. All notices, petitions, demands for performance and other communications pursuant to this Agreement shall be in writing by overnight delivery by a recognized international courier, or by hand, and in the following due way:


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
To the Assignor:                           To the Assignee:
IMPSAT S.A.                                EL SITIO COLOMBIA S.A.
Diagonal 126, No. 6719                     Calle 114 No. 9-01
Santa fe de Bogota, D.C.                   Torre A
Attn: Mariano Torre Gomez                  Oficina 611
                                           Attn: Alberto Rizzo

With copy to:                              With copy to:
Arnold & Porter                            Paul, Hastings, Janofsky & Walker LLP
555 12th Street, N.W.                      399 Park Avenue
Washington, D.C. 20004-1202                New York, NY 10022
Attn: Neil M. Goodman                      Attn:  Neil A. Torpey
                                                  Mark G. Pedretti

And to:                                    And to:
S.E. Consultores Asociados  Ltda.          Brigard & Urrutia Abogados
Calle 98 No. 9-03 Of. 701                  Calle 70 No. 4-60
Santa Fe de Bogota D.C.                    Santa Fe de Bogota, D.C.
Attn: Dra. Saturia Esguerra Portocarrero   Attn:  Maria M. Zuleta


         9.5.Addresses. The addresses of the Parties set forth in Section 9.4 are the ones that the Parties establish for the purposes of this Agreement. Any of the Parties hereto may change its address with previous notice to the other Party specifying the new address, but said change shall not be considered until the notice of change is actually received by the other Party.

         9.6. Further Assurances. The Assignor and the Assignee agrees to execute and deliver such other documents or agreements and to take action as may be necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

         9.7. Severability. If any provision of this Agreement is Agreement is held by a court of competent jurisdiction to be invalid, illegal, or unenforceable, that provision shall not affect any other provision of this Agreement, which shall remain in full force and effect to the extent possible except for the event in which the clause is deemed to be essential for this Agreement.

         9.8. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         9.9. Confidentiality. No party, without the consent of the other party, shall disclose to any third party the existence of this Agreement, its contents or any other confidential information to which it had knowledge as a result of this Agreement, except as strictly to the extent required by any law, rule or regulation or judicial process.

         9.10. Assigns. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors. This Agreement shall not be assignable or otherwise transferable by any Party hereto; provided, that the Assignee may assign this Agreement to any affiliate of such Assignee, but any such assignment shall not relieve the Assignee of its obligations hereunder.

         9.11. Headings. The headings of the Terms included in this Agreement are for the Parties' reference and shall not affect the meaning or interpretation of this Agreement. The use of the singular or masculine shall include the plural and feminine and the use of the plural and feminine shall include the singular and masculine, when necessary due to the context.

         9.12. Translation. This Agreement shall only be executed in the English version, but a official Spanish translation in a form satisfactory to Assignor and Assignee shall be prepared immediately after its signature. In the event of a conflict between the two versions, the Spanish language version will prevail.

         9.13. No Contact From the date of this Agreement, the Assignor agrees that it will not contact the Clients in connection with the services and maters related with this Agreement on any grounds, except if granted written permission from the Assignee.


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
IN AGREEMENT THEREOF, the parties sign this Assignment Agreement in the City of Santa Fe de Bogota, on the

IMPSAT S.A

By: /s/ Mariano Torre Gomez
    _______________________
Name: Mariano Torre Gomez
Title: President


EL SITIO COLOMBIA S.A.

By: /s/ Sebastian Londono
   ______________________
Name: Sebastian Londono
Title:


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